UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

CHINA WI-MAX COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53268	61-1504884
(Commission File Number)	(I.R.S. Employer Identification No.)

1009 Washington Street, Grafton, Wisconsin 53024
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: 303-993-8028

1905 Sherman Street, Suite 335, Denver, Colorado 80203

(Former name, former address and former fiscal year,
if changed since last report)

Total number of pages in this document: 3

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement of Eric Hager.  The board of board of directors ratified a proposed employment agreement for Eric Hager, who has been a company advisor since March 2009 for compensation of $4,000 per month.

Under this agreement, Mr. Hager became a full time employee of the company. The agreement will be for a one (1) year term effective October 1, 2010.  It will renew automatically unless it is terminated upon notice ninety (90) days before it terminates. Compensation includes base pay, plus incentive compensation based upon various factors. He was granted shares of common stock as reported under Item 3.02 in this report, and compensation of $6,000 per month.

This agreement was approved by the Board on October 28, 2010.

The term of the agreement is for one (1) year from the effective date.  The agreement can be terminated upon three (3) months notice and by mutual written agreement of the parties.

A copy of the text of this agreement is attached hereto as an exhibit.

Item 3.02 Recent Sales Or Issuances Of Unregistered Securities.

Transactions in 2010

Since transactions reported on our Form 8-K filed on July 30, 2010 we issued the following unregistered securities:

On October 19, 2010, 750,000 shares of common stock were issued for services rendered to Eric W. Hager, our Executive Vice President, for services. The fair value of the shares was $30,000.

On October 19, 750,000 shares of common stock were issued for services rendered to Frank Ventura our Chief Financial Officer for services. The fair value of the shares was $30,000.

On October 19, 2010, 180,000 shares of common stock were issued for services rendered to a consultant for services.  The fair value of the shares was $7,200.

On October 19, 2010, 36,000 shares of common stock were issued for services rendered to a consultant for services.  The fair value of the shares was $1,440.

On September 10, 2010, we issued a convertible note in the principal amount of 20,000, which is due on December 31, 2011 unless earlier converted at the option of the holder.

On September 15, 2010, we issued a convertible note in the principal amount of $10,010 which is due on December 31, 2011 unless earlier converted at the option of the holder.

On October 13, 2010, we issued a convertible note in the principal amount of $10,000 which is due on December 31, 2011 unless earlier converted at the option of the holder.

On October 26, 2010, we issued a convertible note in the principal amount of $10,000 which is due on December 31, 2011 unless earlier converted at the option of the holder.

Each of the above-described notes is mandatorily convertible on the date of maturity into shares of our common stock at a price of $.50 per share unless sooner converted at the holder’s option at a price of eighty percent (80%) of their 10 day average closing price.

Exemption from Registration Claimed

All of the above issuances by us of our unregistered securities were made in reliance upon Section 4(2) of the Securities Act of 1933.  The persons or entities listed above that purchased unregistered securities were existing stockholders or other persons, known to us and our management, through pre-existing business relationships, as a long standing business associate.  Each was provided access to all material information, which he or it requested and all information necessary to verify such information and was afforded access to our management in connection with the purchases.  The purchaser of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to us.  All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

SECTION 5.  CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02    Election Of Principal Officer

At its meeting on October 28, 2010 the board of directors of China Wi-Max Communications, Inc., elected Eric Hager as Executive Vice President. Mr. Hager has served on the Board of Advisors of China WI-Max Communications, Inc. since March of 2009.

Eric Hager has had 25 years of experience as an Internet entrepreneur and senior telecom executive with emphasis on technology driven ventures and strategic merger and acquisition transactions.  From 1995 to 1997, he led Business Development for Livingston Enterprises, where he developed a relationship with Lucent Technologies that led to Lucent’s $600M acquisition of Livingston Enterprises. From 1997 to 2001, he was employed by Lucent Technologies, where he directed technical and financial due diligence reviews for $1.5 billion of Lucent acquisitions and led worldwide Service Provider Marketing for the Remote Access Business Unit.  From 2001 to 2003 he was an advisor to Expedient Holdings USA, and became an owner and Executive Vice President of Corporate Development, from 2003 through 2005, where he architected Expedient’s award winning broadband wireless and fiber services. He has been an Advisor to China Wi-Max since March 2009.  Mr. Hager earned his B.S. degree in Philosophy from MERU in Seelisberg, Switzerland.

In addition, at its meeting on October 28, 2010 the board of directors granted shares of common stock to Frank Ventura, the company Chief Financial Officer as reported in Item 3.02 of this Form 8-K and increased his monthly salary to $10,000 per month.

During most of 2010 the officers have deferred receipt of cash compensation. The board on October 28, 2010 has directed the officers to propose a plan for consideration at a future meeting for the handling of deferred compensation in which payment may be tied to the achievement of certain milestones and performance objectives including consideration of the overall cash requirements of the business and of necessary returns to investors.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 - Financial Statements and Exhibits

a) Financial Statements – None

b) Exhibits

10.1    Employment Agreement of Eric Hager

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHINA WI-MAX COMMUNICATIONS, INC.
(Registrant)

Dated: November 3, 2010

/s/ Steven Berman
Steven Berman, President